Ameriana Bancorp [LOGO]

Contact:	Jerome J. Gassen
President and Chief Executive Officer
(765) 529-2230

AMERIANA BANCORP REPORTS FOURTH QUARTER NET INCOME
OF $102,000 OR $0.03 PER SHARE

NEW CASTLE, Ind. (February 11, 2011) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced net income of $102,000 or $0.03 per basic and diluted share for the fourth quarter of 2010 compared with $128,000 or $0.04 per basic and diluted share for the fourth quarter of 2009.  For 2010, net income totaled $553,000 or $0.19 per basic and diluted share versus a net loss of $264,000 or $(0.09) per basic and diluted share for 2009.

The provision for loan losses totaled $555,000 for the fourth quarter of 2010 and $1.9 million for the year, which represented decreases of $352,000 and $247,000 from the three and twelve months ended December 31, 2009, respectively.  Total non-performing loans increased $3.7 million for the quarter and were up $2.2 million for the year.  Non-performing loans were 3.55% and 2.78% of total loans at December 31, 2010 and 2009, respectively.  The allowance for loan losses increased to $4.2 million at December 31, 2010, or 1.33% of total loans.  Other real estate owned declined $730,000 from September 30, 2010, reflecting several sales that occurred during the fourth quarter.

For the fourth quarter of 2010, Ameriana Bancorp's net interest margin on a fully tax-equivalent basis was 3.78%, 16 basis points higher than the third quarter of 2010 and 44 basis points higher than the fourth quarter of 2009.  For 2010, the Company's net interest margin on a fully tax-equivalent basis was 3.63%, up 56 basis points from 2009.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report a profit for the final quarter of 2010 – which is the sixth consecutive profitable quarter for our company.  Other highlights for the year included an ongoing strengthening in net interest margin, which was up steadily during the year and 56 basis points higher year over year.  Also, a higher level of income from core business for the year, combined with continued expense control, contributed to an improved efficiency ratio for 2010.  Of course, during the past year we were adversely affected by high credit costs as we continued to confront a difficult economic environment and we experienced an increase in non-performing loans in the fourth quarter.  However, a substantial portion of that increase already has been placed on defined work-out programs as we continue to take appropriate steps to address problem assets in our portfolio.

-MORE-

ASBI Reports Fourth Quarter 2010 Results

February 11, 2011

    "Looking ahead, we see signs that the economy is slowly improving, as evidenced by the higher sales and revenues of many manufacturing companies in our region," Gassen continued.  "Even so, lending remains soft as businesses generally continue to conserve cash and limit hiring against a backdrop of uncertainty concerning the economy and possible legislative changes coming from Washington.  Taken together, these factors will likely continue to restrain lending activity for the banking industry and keep non-performing assets at an elevated level, at least through the first half of 2011.  We are cautiously optimistic for an improving environment and lower credit costs for community banks in the second half of the year, with the latter reflecting expectations for resolution with the control and disposition of problem assets."

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Fourth Quarter 2010 Results

February 11, 2011

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Interest income	$4,881	$5,283	$19,985	$22,341
Interest expense	1,439	1,995	6,574	9,652
Net interest income	3,442	3,288	13,411	12,689
Provision for loan losses	555	907	1,933	2,180
Net interest income after provision for loan losses	2,887	2,381	11,478	10,509
Other income	1,251	1,974	5,650	5,536
Other expense	4,110	4,305	16,817	17,119
Income (loss) before income taxes	28	50	311	(1,074)
Income tax benefit	74	78	242	810
Net income (loss)	$102	$128	$553	$(264)

Earnings (loss) per share:
Basic	$0.03	$0.04	$0.19	$(0.09)
Diluted	$0.03	$0.04	$0.19	$(0.09)

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.04	$0.10

Net interest margin (fully tax-equivalent basis)	3.78%	3.34%	3.63%	3.07%

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ASBI Reports Fourth Quarter 2010 Results

February 11, 2011

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
Total assets	$428,981	$424,150	$441,563
Cash and cash equivalents	11,747	12,015	19,588
Investment securities available for sale	38,608	35,539	35,841
Loans receivable	316,927	309,867	325,549
Allowance for loan losses	4,212	4,134	4,005
Loans, net	312,715	305,733	321,544
Allowance for loan losses as a percentage of loans receivable	1.33%	1.33%	1.23%
Non-performing loans	$11,246	$7,593	$9,053
Allowance for loan losses as a percentage of non-performing loans	37.5%	54.4%	44.2%
Deposits:
Non-interest-bearing	$34,769	$33,381	$29,531
Interest-bearing	303,209	294,726	308,850
	337,978	328,107	338,381

Borrowed funds	$51,810	$54,810	$64,185
Shareholders' equity	33,251	33,536	32,575
Book value per share	11.12	11.22	10.90

Capital ratios:
Tier 1 leverage ratio	8.99%	9.05%	8.32%
Tier 1 risk-based capital ratio	11.85%	11.96%	11.24%
Total risk-based capital ratio	13.10%	13.21%	12.49%

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